Exhibit 99.1

Analyst Contact:	Mark Schlei
Sparton Corporation
Email: mschlei@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Corporation Reports Fiscal 2014 Third Quarter Revenue Growth of 29% and Adjusted EBITDA Growth of 120% to $8.9 Million

SCHAUMBURG, IL.—May 6, 2014—Sparton Corporation (NYSE: SPA) today announced results for the third quarter of fiscal 2014 ended March 31, 2014. The Company reported third quarter sales of $83.9 million, or an increase of 29%, from $65.1 million for the third quarter of fiscal 2013. Operating income for the third quarter of fiscal 2014 was $6.3 million compared to $2.4 million in the third quarter of fiscal 2013. Net income for the third quarter of fiscal 2014 was $4.2 million or $0.42 per share, basic and diluted compared to net income of $1.5 million, or $0.15 per share, basic and diluted in the same quarter a year ago.

Consolidated Results for the Quarters and Nine Months Ended March 31, 2014 and 2013:

	For the Three Months Ended		For the Nine Months Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Net sales	$83,931	$65,148	$242,691	$183,203
Gross profit	16,426	10,125	43,597	30,220
Operating income	6,323	2,350	14,957	8,681
Adjusted operating income	6,471	2,350	15,401	9,247
Net income	4,246	1,536	10,016	7,834
Adjusted net income	4,347	1,536	10,315	6,145
Income per share - basic	0.42	0.15	0.99	0.77
Adjusted income per share - basic	0.43	0.15	1.02	0.60
Income per share - diluted	0.42	0.15	0.99	0.77
Adjusted income per share - diluted	0.43	0.15	1.02	0.60
Adjusted EBITDA	8,865	4,020	21,772	12,558

Cary Wood, President & CEO, commented, “We are pleased with our continued success in this fiscal year. After nine months, we have seen a 32% increase in revenue and a 73% adjusted EBITDA improvement as compared to the same prior year period. As we enter the last quarter of the fiscal year, legacy revenue after three quarters is up 9% from the prior year with strong growth in our DSS segment as domestic and foreign sonobuoy sales are ahead of last fiscal year’s pace, and in Complex Systems where we have seen increased demand from a number of key customers. The Medical segment’s year-to-date results have held steady as programs in-sourced at two customers have been offset with increased demand at a number of customers. The remaining 23% revenue growth was realized through the acquisitions of Onyx, Creonix, Aydin, Beckwood Services and, most recently in the quarter, Aubrey Group. The results continue to reflect the successful execution of our strategic growth plan, in particular our new business development process and our approach to complementary acquisitions.”

Third Quarter Financial Highlights

•	Quarterly revenue grew 29% to $84 million as compared to the same quarter of the prior year.

•	Organic growth, net of acquisitions, was 11% from the same quarter of the prior year.

•	Adjusted EBITDA grew 120% in the quarter and 73% YTD as compared to the prior year periods.

•	20 new business programs awarded with potential annualized sales of $6.1 million.

•	Completed the acquisition of Aubrey Group, Inc.

Acquisition of Aubrey Group, Inc.

On March 17, 2014, the Company completed the acquisition of Aubrey Group, Inc. (“Aubrey”). The acquired business, which is part of the Medical segment and which is expected to add $8.0 million in annualized revenue, develops new products for Original Equipment Manufacturers (“OEM’”) in the Medical and Biotechnological markets. Inventors, entrepreneurs, and industry leading OEMs utilize Aubrey Group’s design and engineering teams to develop innovative solutions in a timely and cost effective manner.

“We are pleased to have acquired Aubrey Group, which will add an innovative product development offering to our portfolio, allowing us to provide enhanced services throughout the product lifecycle. A key component of our strategic vision at Sparton is to realize synergistic acquisition opportunities that add value to the core products and services in our portfolio. The Aubrey acquisition aligns tremendously with this vision. By combining our businesses, Sparton and Aubrey have the capability to enter into a new set of customer engagements that allow us to offer product design, product development, and product manufacturing more completely under one umbrella.”

Segment Results

Medical Device (“Medical”)

Included in the results for the Company’s Medical segment for the three months ended March 31, 2014 are net sales of approximately $0.3 million resulting from the acquisition of Aubrey. Excluding these sales, legacy Medical sales decreased approximately $2.2 million, or 6%, in the three months ended March 31, 2014 as compared with the prior year quarter. This comparative decrease primarily reflects a rebalancing of Fenwal program engagements with the Company beginning in the Company’s fiscal 2014 third quarter. The rebalancing of this customer’s programs is expected to negatively affect comparative sales to this customer by approximately $7 million in the Company’s fiscal 2014 fourth quarter and as much as $19 million in the Company’s fiscal 2015, substantially all of which will be realized during first half of that year.

Gross margin on Medical sales increased to 14.3% from 13.6% for the three months ended March 31, 2014 and 2013, respectively. This increase in margin percentage on Medical sales primarily reflects certain favorable product mix between the two periods.

Selling and administrative expenses relating to the Medical segment were $2.4 million for the three months ended March 31, 2014 compared to $2.2 million for the three months ended March 31, 2013, primarily reflecting incremental allocated expenses related to Onyx operations. Amortization of intangible assets was $0.5 million and $0.6 million for the three months ended March 31, 2014 and 2013, respectively. The Medical segment reported operating income of $2.5 million for each of the quarters ended March 31, 2014 and 2013 respectively.

Complex Systems (“CS”)

Included in the results for the Company’s Complex Systems segment for the three months ended March 31, 2014 are net sales of approximately $7.5 million resulting from the acquisitions of Creonix, LLC (“Creonix”) and Beckwood. Excluding these sales and an increase in intercompany sales of $1.0 million, CS sales to legacy external customers for the three months ended March 31, 2014 decreased $1.4 million, or 12%, as compared with the same quarter last year. This comparative decrease primarily reflects a sales delay in the current year quarter with one customer as it makes engineering design changes.

Gross margin on CS sales decreased to 10.6% for the three months ended March 31, 2014 compared to 11.5% for the three months ended March 31, 2013, primarily reflecting unfavorable product mix between the comparative periods.

Selling and administrative expenses relating to the CS segment were $1.1 million and $0.7 million for the three months ended March 31, 2014 and 2013, respectively, primarily due to the inclusion of operating expenses of Creonix and Beckwood. Amortization of intangible assets was $0.5 million for the three months ended March 31, 2014 due to the acquisitions of Creonix and Beckwood. CS reported operating income of $0.9 million for the quarter ended March 31, 2014 compared to operating income of $1.2 million in the prior year quarter. CS adjusted operating income was $1.0 million compared to operating income of $1.2 million in the prior year quarter.

Defense & Security Systems (“DSS”)

Included in the results for the Company’s Defense and Security Systems segment for the three months ended March 31, 2014 are net sales of approximately $4.1 million resulting from the acquisition of Aydin. Excluding the fiscal year 2014 incremental sales from the acquisition of Aydin, DSS legacy sales increased approximately $10.6 million, or 75%, in the three months ended March 31, 2014 as compared with the same quarter last year, reflecting increased sonobuoy sales to the U.S. Navy and foreign governments, as well as increased U.S Navy engineering sales.

Gross margin percentage on DSS sales increased to 29.8% for the three months ended March 31, 2014 compared to 20.4% for the three months ended March 31, 2013. Gross profit percentage was positively affected in the current year quarter by increased volume as well as favorable product mix as compared to the prior year quarter.

Selling and administrative expenses relating to the DSS segment were $2.2 million and $1.2 million for the three months ended March 31, 2014 and 2013, respectively, reflecting incremental expenses related to Aydin operations. The Company incurred $0.2 million and $0.3 million of internally funded research and development expenses in the three months ended March 31, 2014 and 2013, respectively. DSS reported operating income of $6.1 million for the quarter ended March 31, 2014 compared to operating income of $1.4 million in the prior year quarter. DSS adjusted operating income was $6.2 million compared to operating income of $1.4 million in the prior year quarter.

Liquidity and Capital Resources

As of March 31, 2014, the Company had $35.0 million borrowed and approximately $29 million available under its credit facility and had available cash and cash equivalents of $7.5 million. As of this date, the Company had received performance based payments under U.S. Navy contracts in excess of the funding of production to date under those contracts of $7.4 million.

Mr. Wood commented, “As we continue to see an increased number of opportunities, not only in number, but also in size, our remaining credit facility availability, coupled with the facility’s potential $35 million accordion feature, provides the Company with flexibility as we continue to pursue strategic acquisitions as part of our growth plan.”

Outlook

Cary Wood concluded, “The third quarter’s strong results build upon the success of the first two quarters of the fiscal year. As in prior years, we can experience revenue fluctuations within our reporting segments on a quarter-over-quarter basis. Our focus continues to be on managing the overall business, not only on the top line with revenue performance, but more importantly, the flow through of that revenue as adjusted EBITDA. As in prior quarters, we continue to execute our strategic growth plan to meet our growth expectations by focusing on new business development, internal product research and development, and compatible and complementary acquisitions. We are experiencing positive momentum from our new business development process with additional new business wins, increased inclusion of our inertial navigation sensors in key military projects and engineering wins from the sale of those products. The acquisition of synergistic entities remains a priority as evidenced by the closing of the Aubrey Group transaction that provides us with further product development capabilities and regional presence on the West Coast. As we look forward, we expect the fourth quarter will produce results at or above our current performance levels, adding to what has been an excellent fiscal year.”

Conference Call

Sparton will host a conference call with investors and analysts on May 7, 2014 at 10:00 a.m. CDT/11:00 a.m. EDT to discuss its fiscal year 2014 third quarter financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 706-9230. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://www.livemeeting.com/cc/gc_min_pro_usa/join?id=4RSNBJ&role=attend

Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from cost of goods sold, total operating expense, other income (expense) and provision for (benefit from) income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and impairment charges as well as certain gains on sales of assets, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

We exclude restructuring/impairment charges, gross profit effects of capitalized profit in inventory from acquisition and acquisition contingency settlement, and gain on sale of investment, the related tax effect of these items as well as unusual discrete tax benefits or expense because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization as adjusted for restructuring/impairment charges, gross profit effects of capitalized profit in inventory from acquisition and acquisition contingency settlement, and gain on sale of investment. The Company believes Adjusted EBITDA is commonly used by financial analysts and others in the industries in which the Company operates and, thus, provides useful information to investors. The Company does not intend, nor should the reader consider, Adjusted EBITDA an alternative to operating income, net income, net cash provided by operating activities or any other items calculated in accordance with GAAP. The Company’s definition of Adjusted EBITDA may not be comparable with Adjusted EBITDA as defined by other companies. Accordingly, the measurement has limitations depending on its use.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 114th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary market classifications served are Navigation & Exploration, Defense & Security, Medical, and Complex Systems. Headquartered in Schaumburg, IL, Sparton currently has six manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2013, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share per share amounts)

	March 31, 2014	June 30, 2013 (a)
Assets
Current Assets:
Cash and cash equivalents	$7,502	$6,085
Accounts receivable, net of allowance for doubtful accounts of $108 and $61, respectively	46,259	49,572
Inventories and cost of contracts in progress, net	51,466	46,334
Deferred income taxes	2,779	2,951
Prepaid expenses and other current assets	3,999	1,731

Total current assets	112,005	106,673
Property, plant and equipment, net	28,562	28,904
Goodwill	28,653	14,767
Other intangible assets, net	20,975	10,713
Deferred income taxes—non-current	102	4,075
Other non-current assets	2,924	790

Total assets	$193,221	$165,922

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long—term debt	$1,737	$136
Accounts payable	20,425	19,596
Accrued salaries and wages	8,098	6,329
Accrued health benefits	1,433	1,793
Performance based payments on customer contracts	7,444	20,902
Other accrued expenses	10,188	6,733

Total current liabilities	49,325	55,489
Pension liability—non-current portion	233	274
Long-term debt—non-current portion	34,700	11,403
Environmental remediation—non-current portion	2,468	2,684

Total liabilities	86,726	69,850
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized, none issued	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 10,126,275 and 10,095,716 shares issued and outstanding, respectively	12,658	12,619
Capital in excess of par value	19,057	18,751
Retained earnings	75,973	65,957
Accumulated other comprehensive loss	(1,193)	(1,255)

Total shareholders’ equity	106,495	96,072

Total liabilities and shareholders’ equity	$193,221	$165,922

(a)	Derived from the Company’s audited financial statements as of June 30, 2013.

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Net sales	$83,931	$65,148	$242,691	$183,203
Cost of goods sold	67,505	55,023	199,094	152,983

Gross profit	16,426	10,125	43,597	30,220
Operating Expense:
Selling and administrative expenses	8,807	6,803	25,139	19,650
Internal research and development expenses	213	341	1,004	889
Amortization of intangible assets	1,089	609	2,323	984
Restructuring charges	—	—	188	—
Other operating (income) expenses	(6)	22	(14)	16

Total operating expense, net	10,103	7,775	28,640	21,539

Operating income	6,323	2,350	14,957	8,681
Other income (expense):
Interest expense	(187)	(136)	(547)	(390)
Interest income	—	48	2	99
Other, net	124	106	461	275

Total other income (expense), net	(63)	18	(84)	(16)

Income before provision for income taxes	6,260	2,368	14,873	8,665
Provision for income taxes	2,014	832	4,857	831

Net income	$4,246	$1,536	$10,016	$7,834

Income per share of common stock:
Basic	$0.42	$0.15	$0.99	$0.77

Diluted	$0.42	$0.15	$0.99	$0.77

Weighted average shares of common stock outstanding:
Basic	10,124,587	10,225,012	10,104,029	10,198,454

Diluted	10,150,253	10,250,700	10,127,811	10,225,191

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	For the Nine Months Ended
	March 31, 2014	March 31, 2013
Cash Flows from Operating Activities:
Net income	$10,016	$7,834
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,910	3,036
Deferred income tax expense	545	844
Stock-based compensation expense	1,287	862
Gross profit effect of capitalized profit in inventory from acquisition	256	566
Excess tax benefit of stock-based compensation	(496)	—
Other	66	75
Changes in operating assets and liabilities:
Accounts receivable	7,426	(1,359)
Inventories and cost of contracts in progress	3,497	(3,405)
Prepaid expenses and other assets	(1,196)	(1,597)
Performance based payments on customer contracts	(13,458)	(15,123)
Accounts payable and accrued expenses	1,358	1,960

Net cash provided by (used in) operating activities	15,211	(6,307)
Cash Flows from Investing Activities:
Purchase of Onyx	—	(45,438)
Purchase of certain assets of Creonix	105	—
Purchase of certain assets and liabilities of Aydin Displays	(15,502)	—
Purchase of Beckwood	(15,346)	—
Purchase of Aubrey, net of acquired cash	(4,817)
Purchases of property, plant and equipment	(2,253)	(2,971)
Change in restricted cash	—	(535)
Proceeds from sale of property, plant and equipment	69	275

Net cash used in investing activities	(37,744)	(48,669)
Cash Flows from Financing Activities:
Short-term bank borrowings, net	—	22,400
Borrowings of long-term debt	53,000	—
Repayment of long-term debt	(28,108)	(9,505)
Payment of debt financing costs	—	(445)
Repurchase of stock	(1,559)	(234)
Proceeds from the exercise of stock options	121	168
Excess tax benefit from stock-based compensation	496	—

Net cash provided by financing activities	23,950	12,384

Net increase (decrease) in cash and cash equivalents	1,417	(42,592)
Cash and cash equivalents at beginning of period	6,085	46,950

Cash and cash equivalents at end of period	$7,502	$4,358

Supplemental disclosure of cash flow information:
Cash paid for interest	$465	$368

Cash paid for income taxes	$4,734	$1,337

SPARTON CORPORATION AND SUBSIDIARIES

SELECT SEGMENT INFORMATION

(UNAUDITED)

(Dollars in thousands)

Net sales:

	For the Three Months Ended March 31,			For the Nine Months Ended March 31,
SEGMENT	2014	2013	% Chg	2014	2013	% Chg
Medical	$37,215	$39,139	(4.9)%	$123,539	$102,002	21.1%
CS	23,563	16,482	43.0	60,132	42,888	40.2
DSS	28,853	14,186	103.4	72,824	51,850	40.5
Eliminations	(5,700)	(4,659)	22.3	(13,804)	(13,537)	2.0

Totals	$83,931	$65,148	28.8	$242,691	$183,203	32.5

Gross profit:

	For the Three Months Ended March 31,				For the Nine Months Ended March 31,
SEGMENT	2014	GP %	2013	GP %	2014	GP %	2013	GP %
Medical	$5,332	14.3%	$5,339	13.6%	$19,134	15.5%	$13,877	13.6%
CS	2,488	10.6	1,890	11.5	6,300	10.5	4,414	10.3
DSS	8,606	29.8	2,896	20.4	18,163	24.9	11,929	23.0

Totals	$16,426	19.6	$10,125	15.5	$43,597	18.0	$30,220	16.5

Adjusted gross profit:

	For the Three Months Ended March 31,				For the Nine Months Ended March 31,
SEGMENT	2014	GP %	2013	GP %	2014	GP %	2013	GP %
Medical	$5,332	14.3%	$5,339	13.6%	$19,134	15.5%	$14,443	14.2%
CS	2,555	10.8	1,890	11.5	6,367	10.6	4,414	10.3
DSS	8,687	30.1	2,896	20.4	18,352	25.2	11,929	23.0

Totals	$16,574	19.7	$10,125	15.5	$43,853	18.1	$30,786	16.8

Operating income:

	For the Three Months Ended March 31,				For the Nine Months Ended March 31,
SEGMENT	2014	% of Sales	2013	% of Sales	2014	% of Sales	2013	% of Sales
Medical	$2,468	6.6%	$2,483	6.3%	$10,072	8.2%	$6,908	6.8%
CS	946	4.0	1,203	7.3	2,850	4.7	2,366	5.5
DSS	6,112	21.2	1,351	9.5	10,986	15.1	7,506	14.5
Other Unallocated	(3,203)		(2,687)	—	(8,951)		(8,099)	—

Totals	$6,323	7.5	$2,350	3.6	$14,957	6.2	$8,681	4.7

Adjusted operating income:

	For the Three Months Ended March 31,				For the Nine Months Ended March 31,
SEGMENT	2014	% of Sales	2013	% of Sales	2014	% of Sales	2013	% of Sales
Medical	$2,468	6.6%	$2,483	6.3%	$10,072	8.2%	$7,474	7.3%
CS	1,013	4.3	1,203	7.3	3,105	5.2	2,366	5.5
DSS	6,193	21.5	1,351	9.5	11,175	15.3	7,506	14.5
Other Unallocated	(3,203)		(2,687)	—	(8,951)		(8,099)	—

Totals	$6,471	7.7	$2,350	3.6	$15,401	6.3	$9,247	5.0

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Three Months Ended March 31, 2014			For the Three Months Ended March 31, 2013
	GAAP	Non-GAAP Adjustment	Adjusted	GAAP	Non-GAAP Adjustment	Adjusted
Net sales	$83,931	$—	$83,931	$65,148	$—	$65,148
Cost of goods sold	67,505	(148)	67,357	55,023	—	55,023

Gross profit	16,426	148	16,574	10,125	—	10,125
Operating Expense:
Selling and administrative expenses	8,807	—	8,807	6,803	—	6,803
Internal research and development expenses	213	—	213	341	—	341
Amortization of intangible assets	1,089	—	1,089	609	—	609
Restructuring charges	—	—	—	—	—	—
Other operating (income) expenses	(6)	—	(6)	22	—	22

Total operating expense, net	10,103	—	10,103	7,775	—	7,775

Operating income	6,323	148	6,471	2,350	—	2,350
Other income (expense):
Interest expense	(187)	—	(187)	(136)	—	(136)
Interest income	—	—	—	48	—	48
Other, net	124	—	124	106	—	106

Total other income (expense), net	(63)	—	(63)	18	—	18

Income before provision for income taxes	6,260	148	6,408	2,368	—	2,368
Provision for income taxes	2,014	47	2,061	832	—	832

Net income	$4,246	$101	$4,347	$1,536	$—	$1,536

Income per share of common stock:
Basic	$0.42		$0.43	$0.15		$0.15

Diluted	$0.42		$0.43	$0.15		$0.15

Weighted average shares of common stock outstanding:
Basic	10,124,587		10,124,587	10,225,012		10,225,012

Diluted	10,150,253		10,150,253	10,250,700		10,250,700

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Nine Months Ended March 31, 2014			For the Nine Months Ended March 31, 2013
	GAAP	Non-GAAP Adjustment	Adjusted	GAAP	Non-GAAP Adjustment	Adjusted
Net sales	$242,691	$—	$242,691	$183,203	$—	$183,203
Cost of goods sold	199,094	(256)	198,838	152,983	(566)	152,417

Gross profit	43,597	256	43,853	30,220	566	30,786
Operating Expense:
Selling and administrative expenses	25,139	—	25,139	19,650	—	19,650
Internal research and development expenses	1,004	—	1,004	889	—	889
Amortization of intangible assets	2,323	—	2,323	984	—	984
Restructuring charges	188	(188)	—	—	—	—
Other operating (income) expenses	(14)	—	(14)	16	—	16

Total operating expense, net	28,640	(188)	28,452	21,539	—	21,539

Operating income	14,957	444	15,401	8,681	566	9,247
Other income (expense):
Interest expense	(547)	—	(547)	(390)	—	(390)
Interest income	2	—	2	99	—	99
Other, net	461	—	461	275	—	275

Total other income (expense), net	(84)	—	(84)	(16)	—	(16)

Income before provision for income taxes	14,873	444	15,317	8,665	566	9,231
Provision for income taxes	4,857	145	5,002	831	2,255	3,086

Net income	$10,016	$299	$10,315	$7,834	$(1,689)	$6,145

Income per share of common stock:
Basic	$0.99		$1.02	$0.77		$0.60

Diluted	$0.99		$1.02	$0.77		$0.60

Weighted average shares of common stock outstanding:
Basic	10,104,029		10,104,029	10,198,454		10,198,454

Diluted	10,127,811		10,127,811	10,225,191		10,225,191

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Net income	$4,246	$1,536	$10,016	$7,834
Interest expense	187	136	547	390
Interest income	—	(48)	(2)	(99)
Provision for income taxes	2,014	832	4,857	831
Depreciation and amortization	2,270	1,564	5,910	3,036
Restructuring/impairment charges	—	—	188	—
Gross profit effect of capitalized profit in inventory from acquisition	148	—	256	566

Adjusted EBITDA	$8,865	$4,020	$21,772	$12,558

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended March 31, 2014
	Medical	CS	DSS	Other Unallocated	Total
Gross profit	$5,332	$2,488	$8,606	$—	$16,426
Gross profit effect of capitalized profit in inventory from acquisition	—	67	81	—	148

Adjusted gross profit	$5,332	$2,555	$8,687	$—	$16,574

	For the Three Months Ended March 31, 2013
	Medical	CS	DSS	Other Unallocated	Total
Gross profit	$5,339	$1,890	$2,896	$—	$10,125
	—	—	—	—	—

Adjusted gross profit	$5,339	$1,890	$2,896	$—	$10,125

	For the Nine Months Ended March 31, 2014
	Medical	CS	DSS	Other Unallocated	Total
Gross profit	$19,134	$6,300	$18,163	$—	$43,597
Gross profit effect of capitalized profit in inventory from acquisition	—	67	189	—	256

Adjusted gross profit	$19,134	$6,367	$18,352	$—	$43,853

	For the Nine Months Ended March 31, 2013
	Medical	CS	DSS	Other Unallocated	Total
Gross profit	$13,877	$4,414	$11,929	$—	$30,220
Gross profit effect of capitalized profit in inventory from acquisition	566	—	—	—	566

Adjusted gross profit	$14,443	$4,414	$11,929	$—	$30,786

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended March 31, 2014
	Medical	CS	DSS	Other Unallocated	Total
Operating income (loss)	$2,468	$946	$6,112	$(3,203)	$6,323
Gross profit effect of capitalized profit in inventory from acquisition	—	67	81	—	148

Adjusted operating income (loss)	$2,468	$1,013	$6,193	$(3,203)	$6,471

Depreciation/amortization	$1,164	$666	$341	$99	$2,270

	For the Three Months Ended March 31, 2013
	Medical	CS	DSS	Other Unallocated	Total
Operating income (loss)	$2,483	$1,203	$1,351	$(2,687)	$2,350
	—	—	—	—	—

Adjusted operating income (loss)	$2,483	$1,203	$1,351	$(2,687)	$2,350

Depreciation/amortization	$1,182	$148	$157	$77	$1,564

	For the Nine Months Ended March 31, 2014
	Medical	CS	DSS	Other Unallocated	Total
Operating income (loss)	$10,072	$2,850	$10,986	$(8,951)	$14,957
Gross profit effect of capitalized profit in inventory from acquisition	—	67	189	—	256
Restructuring expense	—	188	—	—	188

Adjusted operating income (loss)	$10,072	$3,105	$11,175	$(8,951)	$15,401

Depreciation/amortization	$3,626	$1,088	$905	$291	$5,910

	For the Nine Months Ended March 31, 2013
	Medical	CS	DSS	Other Unallocated	Total
Operating income (loss)	$6,908	$2,366	$7,506	$(8,099)	$8,681
Gross profit effect of capitalized profit in inventory from acquisition	566	—	—	—	566

Adjusted operating income (loss)	$7,474	$2,366	$7,506	$(8,099)	$9,247

Depreciation/amortization	$1,989	$439	$454	$154	$3,036